Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction:

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions:

•	The acquisition of E2open by CCNB1 consummated on February 4, 2021, resulting reorganization into an umbrella partnership C corporation structure, and other agreements entered into as part of the Business Combination Agreement as of October 14, 2020, by and among CCNB1, E2open, the Blockers, the Blocker Merger Subs and the Company Merger Sub (the “Business Combination”);
•	Repayment of E2open debt and entering into new term loan consummated on February 4, 2021 (together with the Business Combination, the “Business Combination Transactions”); and
•	The Amber Road, Inc. (“Amber”) acquisition by E2open on July 2, 2019 (the “Acquisition”).

CCNB1 is a blank check company incorporated on January 14, 2020 (inception) as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On April 28, 2020, CCNB1 consummated the IPO of 41,400,000 Units, including the issuance of 5,400,000 Units as a result of the full exercise of the underwriters’ over-allotment option, at $10.00 per unit, generating gross proceeds of $414.0 million. Simultaneously with the closing of the IPO, CCNB1 consummated the Private Placement of 10,280,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor, generating gross proceeds of $10.280 million. Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share. Upon the closing of the IPO and the Private Placement, $414.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the IPO and certain of the proceeds from the sale of the Private Placement Warrants in the Private Placement was placed in the Trust Account established for the benefit of CCNB1’s Public Shareholders, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account. As of September 30, 2020, there was approximately $414.0 million held in the Trust Account.

E2open is a leading provider of 100% cloud-based, end-to-end supply chain management software. E2open’s software combines networks, data, and applications to provide a deeply embedded, mission- critical platform that allows customers to optimize their supply chain by accelerating growth, reducing costs, increasing visibility, and driving improved resiliency. In aggregate, E2open serves more than 1,200 customers in over 180 countries across a wide range of end-markets, including technology, consumer, industrial, and transportation, among others. On July 2, 2019, E2open acquired 100% of the equity of Amber at a price of $13.05 per share or approximately $428.6 million in cash consideration. See Note 3 for additional discussion of the Acquisition.

The organizational structure of the Business Combination, as described above, is commonly referred to as an umbrella partnership C corporation (or “Up-C”) structure. This organizational structure will allow the Flow-Through Sellers to retain equity ownership in E2open, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of Common Units. The Flow-Through Sellers may exchange Common Units (together with the cancellation of an equal number of shares of voting, non-economic Class V common stock) into Class A common stock of the Company. In addition, CCNB1, the Blocker Sellers, and the Flow- Through Sellers will be a party to a Tax Receivable Agreement. The CCNB1 Public Shareholders will continue to hold Class A ordinary shares of CCNB1, which will be renamed to E2open Parent Holdings, Inc., a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes. The parties agreed to structure the Business Combination in this manner for tax and other business purposes, and we do not believe that our Up-C organizational structure will give rise to any significant business or strategic benefit or detriment. See the section entitled “Risk Factors — Risks Related to the Business Combination and CCNB1” in the Proxy Statement/Prospectus for additional information on our organizational structure, including the Tax Receivable Agreement.

On February 4, 2021, the Company consummated a new financing from a syndicate of lenders including Goldman Sachs Bank USA, Credit Suisse AG, Golub Capital LLC, Deutsche Bank AG New York Branch, Jefferies Finance LLC and Blackstone Holdings Finance Co. L.L.C. in the form of a $525 million “covenant-lite” term loan containing no financial maintenance covenants and a $75 million revolver, which term loan was funded concurrently with the completion of the Business Combination. No amounts have been drawn on the revolver as of February 9, 2021. The new term loan will mature on February 4, 2028 and the new revolving facility will mature on February 4, 2026. Loans under the new financing bear interest, at the Company’s option, at a rate equal to the adjusted LIBOR or an alternate base rate, in each case, plus a spread. All obligations of the Company under the new financing and, at the option of the Company, under hedging agreements and cash management arrangements are guaranteed by the Company Holdings, the Company (other than with respect to its own primary obligations) and each existing and subsequently acquired or organized direct or indirect wholly owned U.S. organized restricted subsidiary of the Company (subject to customary exceptions). The Company’s previous term loan due 2024 and related revolving credit facility were terminated upon repayment.

The pro forma financial statements are not necessarily indicative of what the combined company’s balance sheet or statement of operations actually would have been had the Business Combination and Acquisition been completed as of the dates indicated, nor do they purport to project the future financial position or operating results of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Business Combination and Acquisition.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2020 assumes that the Business Combination occurred on September 30, 2020. The unaudited pro forma condensed combined statement of operations for the period from inception to September 30, 2020 and year ended December 31, 2019 present the pro forma effect of the Business Combination and Acquisition as if they had been completed on January 1, 2019.

CCNB1’s and Amber’s fiscal years ended on December 31, whereas E2open’s fiscal year ends on the last day in February. Due to this difference, the unaudited pro forma condensed combined statement of operations, which we refer to as the pro forma condensed combined statement of operations, for the year ended December 31, 2019 combines the E2open audited consolidated statement of operations for the year ended February 29, 2020 and Amber unaudited financial results for the four-months period from March 1, 2019 through July 2, 2019. CCNB1 did not exist during the year ended December 31, 2019 and therefore is not presented for the annual period. The pro forma condensed combined statement of operations for the nine months ended September 30, 2020 combines the E2open unaudited consolidated statement of operations for the nine months ended November 30, 2020 and CCNB1 unaudited financial results for the period from January 14, 2020 (inception) through September 30, 2020.

The unaudited pro forma condensed combined balance sheet combines the E2open unaudited historical consolidated balance sheet as of November 30, 2020 and the CCNB1 unaudited historical consolidated balance sheet as of September 30, 2020, giving effect to the Business Combination as if it had been consummated on September 30, 2020.

We refer to the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations as the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) on the basis of CCNB1 as the accounting acquirer and E2open as the accounting acquiree. The ultimate determination of the accounting acquirer is a qualitative and quantitative assessment that requires careful consideration, of which the final determination will occur after the consummation of the Business Combination. However, CCNB1 has been determined to be the accounting acquirer based on evaluation of the following factors:

•	CCNB1 is the sole managing member of E2open Holdings, the managing member has full and complete charge of all affairs of E2open and the existing non-managing member equityholders of E2open Holdings do not have substantive participating or kick out rights;
•	The Sponsor and its affiliates have the right to nominate five of the six initial members who will serve on the Board of Directors of CCNB1; and
•	The current controlling shareholder of E2open, Insight Partners, does not have a controlling interest in CCNB1 or E2open as it holds less than 50% of voting interests.

The factors discussed above support the conclusion that CCNB1 acquired a controlling interest in E2open and is the accounting acquirer. CCNB1 is the primary beneficiary of E2open, which is a variable interest entity (“VIE”), since it has the power to direct the activities of E2open that most significantly impact E2open's economic performance through its role as the managing member, and CCNB1's variable interests in E2open include ownership of E2open, which results in the right (and obligation) to receive benefits (and absorb losses) of E2open that could potentially be significant to CCNB1. Therefore, the Business Combination constitutes a change in control and will be accounted for using the acquisition method. Under the acquisition method of accounting, the purchase price will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed of E2open, based on their estimated acquisition-date fair values. These estimates will be determined through established and generally accepted valuation techniques. Transaction costs will be expensed as if the Business Combination consummated on January 1, 2019.

The following summarizes the pro forma ownership of Class A common stock of the Company following the Business Combination:

Equity Capitalization Summary (shares in millions)	Shares	%
CCNB1 Shareholders, less redemption (1)	41.4	22.1%
NBOKS Forward Purchase Agreement (2)	20.0	10.7%
Founder Shares (3)	12.8	6.8%
PIPE Investors (4)	69.5	37.2%
Existing E2open Owners interest in CCNB1 (5)	43.3	23.2%
Total Class A common stock in CCNB1	187.0	100.0%

Net Cash Consideration to existing owners of E2open ($ in millions)	601.1

(1)	Reflects Public Shares of 5,649 that were redeemed by shareholders for $0.1 million at $10.00 per share in connection with the Business Combination.
(2)	Includes 20,000,000 shares of Class A common stock acquired pursuant to the Forward Purchase Agreement, as amended by the FPA Side Letter, for an aggregate investment of $200.0 million by NBOKS in exchange for the Forward Purchase Securities.
(3)	Includes 12,850,000 shares of Class A common stock issued upon conversion of the existing CCNB1 Class B ordinary shares. Shares of Class A common stock are issued upon the automatic conversion of the Class B ordinary shares concurrently with the consummation of the Business Combination. This excludes impact of 2,500,000 Restricted Sponsor Shares, held by the Sponsor and CCNB1 Independent Directors, which convert into shares of Class A common stock in accordance with the Certificate of Incorporation and the Sponsor Side Letter Agreement.
(4)	Represents the private placement pursuant to which CCNB1 entered into Subscription Agreements with certain PIPE Investors whereby such investors agreed to subscribe for shares of CCNB1 Class A common stock at a purchase price of $10.00 per share. The PIPE Investors participating in the PIPE Investment, agreed to purchase an aggregate of 69,500,000 shares of Class A common stock (including 2,450,000 shares by CC Capital, 1,530,000 shares by NBOKS and 870,000 shares by NBOKS Co-Invest).
(5)	Represents existing E2open owners’ interest in 43,299,961 shares of CCNB1 Class A common stock. This excludes impact of Restricted Common Units vesting. This also excludes the Flow-Through Sellers’ noncontrolling economic interest in Common Units, which will be exchangeable (together with the cancellation of an equal number of shares of voting, non-economic Class V common stock) into Class A common stock on a 1-for-1 basis. The table below presents the Common Units and noncontrolling interest percentage

Flow-Through Sellers' noncontrolling interest (shares in millions)	35.6	16.0%
222.6

The following unaudited pro forma condensed combined balance sheet as of September 30, 2020 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019 are based on the historical financial statements of CCNB1, E2open, and Amber. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet September 30, 2020

	Historical Financials

($ in millions)	CCNB1 (Historical as of 9/30/20)	E2open (Historical as of 11/30/20)	Transaction Accounting Adjustments		Pro Forma Combined

Cash and equivalents	1.4	17.1	167.7	A	186.2
Restricted cash	-	41.3	-		41.3
Accounts receivable, net	-	39.5	-		39.5
Prepaids and other current assets	0.4	17.4	-		17.8
Current assets	1.8	115.3	167.7		284.8
Cash and investments held in Trust Account	414.0	-	(414.0)	B	-
Long-term investments	-	0.2	-		0.2
Goodwill	-	752.7	1,471.5	C	2,224.2
Intangible assets, net	-	426.8	423.2	C	850.0
Property and equipment, net	-	38.0	-		38.0
Other noncurrent assets	-	14.3	-		14.3
Non-current assets	414.0	1,232.0	1,480.7		3,126.7
Total assets	415.8	1,347.3	1,648.4		3,411.5

Accounts payable and accrued liabilities	1.9	54.1	(0.1)	D	55.9
Incentive program payable	-	41.3	-		41.3
Deferred revenue	-	74.0	(29.3)	E	44.7
Acquisition-related obligations	-	2.0	-		2.0
Current portion of notes payable and capital lease obligations	-	66.6	(56.1)	D	10.5
Current liabilities	1.9	238.0	(85.5)		154.4
Long term deferred revenue	-	2.8	(1.1)	E	1.7
Tax receivable agreement	-	-	33.0	F	33.0
Notes payable and capital lease obligations	-	888.0	(381.1)	D	506.9
Other noncurrent liabilities	15.4	62.8	275.0	G, H, K	353.2
Non-current liabilities	15.4	953.6	(74.2)		894.8
Total liabilities	17.3	1,191.6	(159.7)		1,049.2

Common stock ($0.00001 par value)	0.0	0.0	-	I	0.0
Additional paid in capital	399.8	443.3	1,241.1	I	2,084.2
Accumulated deficit	(1.3)	(286.8)	210.2	I	(77.9)
Accumulated other comprehensive income	-	(0.8)	0.8	I	-
Total shareholders' equity	398.5	155.7	1,452.1		2,006.3
Noncontrolling interest	-	-	356.0	J	356.0
Total equity	398.5	155.7	1,808.1		2,362.3
Total liabilities & equity	415.8	1,347.3	1,648.4		3,411.5

Unaudited Pro Forma Condensed Combined Statement of Operations for the Period from Inception to September 30, 2020

	Historical Financials
($ in millions)	CCNB1 (Historical from 1/14/20 through 9/30/20)	E2open (Historical from 3/1/20 through 11/30/20)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	-	249.0	(1.5)	AA	247.5

Cost of Revenue
Subscriptions	-	44.6	-		44.6
Professional services and other	-	32.8	-		32.8
Amortization of acquired intangible assets	-	15.4	9.1	BB	24.5
Total cost of revenue	-	92.8	9.1		101.9

Gross Profit	-	156.2	(10.6)		145.6

Operating Expenses
Research and development	-	43.2	-		43.2
Sales and marketing	-	37.3	-		37.3
General and administrative	1.3	30.0	-		31.3
Acquisition-related expenses	-	11.3	(2.2)	CC	9.1
Amortization of acquired intangible assets	-	25.4	13.0	BB	38.4
Total operating expenses	1.3	147.2	10.8		159.3

Income (loss) from operations	(1.3)	9.0	(21.4)		(13.7)

Interest and other expense, net	0.0	(53.2)	39.4	DD	(13.8)
Total other expenses	0.0	(53.2)	39.4		(13.8)

Loss before income tax benefit	(1.3)	(44.2)	18.0		(27.5)
Income tax expense (benefit)	-	24.1	3.6	EE	27.7
Net loss	(1.3)	(68.3)	14.4		(55.2)

Net loss attributable to noncontrolling interest	-	-	(4.4)	FF	(4.4)
Net loss attributable to controlling interest	(1.3)	(68.3)	18.8	FF	(50.8)

Earnings per share (Note 6)
Weighted average shares outstanding, basic					187.0
Loss per share (basic)					(0.27)
Weighted average shares outstanding, diluted					187.0
Loss per share (diluted)					(0.27)

Unaudited Pro Forma Condensed Combined Statement of Operations for Year Ended December 31, 2019

	Historical Financials

($ in millions)	E2open (Historical from 3/1/19 through 2/29/20)	Amber (Historical from 3/1/19 through 7/2/19, Note 4)	E2open Combined (Historical 3/1/19 through 2/29/20)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	305.1	28.2	333.3	(28.9)	AA	304.4

Cost of Revenue				-
Subscriptions	59.1	6.8	65.9	-		65.9
Professional services and other	42.4	4.7	47.1	-		47.1
Amortization of acquired intangible assets	19.5	0.3	19.8	12.8	BB	32.6
Total cost of revenue	121.0	11.8	132.8	12.8		145.6

Gross Profit	184.1	16.4	200.5	(41.7)		158.8

Operating Expenses
Research and development	61.9	5.8	67.7	-		67.7
Sales and marketing	53.6	7.7	61.3	-		61.3
General and administrative	51.8	5.4	57.2	25.8	GG	83.0
Acquisition-related expenses	26.7	1.5	28.2	58.0	CC	86.2
Amortization of acquired intangible assets	31.1	-	31.1	20.1	BB	51.2
Total operating expenses	225.1	20.4	245.5	103.9		349.4

Income (loss) from operations	(41.0)	(4.0)	(45.0)	(145.6)		(190.6)

Interest and other expense, net	(67.6)	(0.2)	(67.8)	48.5	DD	(19.3)
Total other expenses	(67.6)	(0.2)	(67.8)	48.5		(19.3)

Loss before income tax benefit	(108.6)	(4.2)	(112.8)	(97.1)		(209.9)

Income tax expense (benefit)	(7.3)	0.2	(7.1)	(19.6)	EE	(26.7)
Net loss	(101.3)	(4.4)	(105.7)	(77.5)		(183.2)

Net loss attributable to noncontrolling interest	-	-	-	(33.6)	FF	(33.6)
Net loss attributable to controlling interest	(101.3)	(4.4)	(105.7)	(43.9)	FF	(149.6)

Earnings per share (Note 6)
Weighted average shares outstanding, basic						187.0
Loss per share (basic)						(0.80)
Weighted average shares outstanding, diluted						187.0
Loss per share (diluted)						(0.80)

1.	Basis of pro forma presentation

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting with CCNB1 as the acquiring entity. Under the acquisition method of accounting, CCNB1’s assets and liabilities will retain their carrying values and the assets and liabilities associated with E2open will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recorded as goodwill. The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements (“ASC 820”). In general, ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date by CCNB1, who was determined to be the accounting acquirer.

ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for a non-financial asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The pro forma adjustments represent management’s estimates based on information available as of the date of the filing of the condensed combined financial statements and do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Business Combination that are not expected to have a continuing impact on the statement of operations. Further, one-time transaction-related expenses incurred prior to, or concurrently with the consummation of the Business Combination are presented in the unaudited pro forma condensed combined statement of operations as if it was consummated on January 1, 2019. The impact of such transaction expenses incurred prior to the Business Combination are reflected in the unaudited pro forma condensed combined balance sheet as reductions to liabilities and a decrease to cash, whereas such transaction expenses incurred concurrently with the consummation of the Business Combination are reflected as an adjustment to retained earnings or members deficit and a decrease to cash. Such transaction expenses incurred and paid by E2open prior to the Business Combination has been adjusted as part of the E2open equity close out adjustment.

The acquisition of Amber was considered a business combination under ASC 805, and was accounted for using the acquisition method of accounting. E2open recorded the fair value of assets acquired and liabilities assumed from Amber in the audited financial statements as of and for the period ended February 29, 2020.

The accompanying unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting in accordance with ASC 805 and are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 assumes that the Business Combination occurred on September 30, 2020. The unaudited pro forma condensed combined statements of operations for the period from inception to September 30, 2020 and the year ended December 31, 2019 present pro forma effect to the Business Combination and Acquisition as if it had been completed on January 1, 2019. These periods are presented on the basis of CCNB1 being the accounting acquirer.

2.	Description of the Business Combination

Pursuant to the Business Combination Agreement, existing E2open owners received a combination of cash, Class A common stock and non-economic voting Class V common stock in the continuing public company and will retain approximately 35.4% of the economic interests in E2open. The Business Combination is structured as an Up-C transaction, whereby the Flow-Through Sellers will own equity in E2open (Common Units) and hold direct voting rights in CCNB1 (Class V common stock).

Below is a diagram of the transaction:

Structure Diagram

Below is a table to describe the cash sources and use of funds as it relates to the Business.

Sources		Uses
Record new term loan (9)	525.0	Repay E2Open debt and line of credit (5) (10)	978.5
Trust Account (1) (4)	414.0	Cash to existing owners of E2open	601.1
PIPE investment (3)	695.0	Estimated Buyer transaction costs (6)	47.5
Forward purchase agreement (2)	200.0	Estimated debt financing costs	19.6
Cash on balance sheet (10)	0.3	Estimated Seller transaction costs (7)	38.1
		CCNB1 Shareholder redemption (8)	0.1
		Cash to balance sheet (10)	149.4
Total Sources	1,834.3	Total Uses	1,834.3

(1)	Represents the amount of the restricted investments and cash held in the Trust Account upon consummation of the Business Combination.
(2)	Represents the proceeds from the Forward Purchase Agreement, which provides for the purchase of the Forward Purchase Securities for the Maximum Forward Purchase Amount in a private placement to close concurrently with the Closing.

(3)	Represents the proceeds from the PIPE Investment (including proceeds from CC Capital, NBOKS and NBOKS Co-Invest).
(4)	Includes the amount of the restricted interest held in the Trust Account upon consummation of the Business Combination at the Closing.
(5)	Represents the amount of existing E2open debt that the combined company paid down upon the Closing. This cash was applied to E2open's credit facilities with Golub Capital and Silicon Valley Bank.
(6)	Represents the total transaction fees and expenses incurred by CCNB1 as part of the Business Combination.
(7)	Represents the total transaction fees and expenses incurred by E2open as part of the Business Combination.
(8)	Reflects Public Shares of 5,649 that were redeemed by shareholders for $0.1 million at $10.00 per share in connection with the Business Combination.
(9)	Represents the proceeds from a commitment for financing in the form of a $525 million term loan, the full amount of which financing was funded concurrently with the completion of the Business Combination.
(10)	Represents the actual cash on balance sheet, E2open debt and line of credit, and cash to balance sheet at closing on February 4, 2021, which differs from the unaudited pro forma condensed combined balance sheet that combines the E2open unaudited historical consolidated balance sheet as of November 30, 2020 and the CCNB1 unaudited historical consolidated balance sheet as of September 30, 2020, giving effect to the Business Combination as if it had been consummated on September 30, 2020

3.Description	of the Acquisition

On July 2, 2019, E2open acquired Amber, a leading provider of cloud-based global trade management software, trade content and training. The Company acquired Amber for approximately $428.6 million in fixed consideration. The acquisition was funded by proceeds from a term loan due in 2024 and a note payable of $36.6 million.

The Acquisition was consummated on July 2, 2019 with purchase accounting adjustments recorded as of and for the period ended February 29, 2020. Therefore, the unaudited pro forma condensed combined balance sheet as of September 30, 2020 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 do not include pro forma adjustments for the Acquisition as it is fully reflected in the results of E2open for these periods. Refer to Adjustments to Pro Forma Condensed Combined Statement of Operations for adjustments made to the unaudited pro forma condensed combined statements of operations for the twelve months ended December 31, 2019. These periods are presented on the basis of CCNB1 being the accounting acquirer.

The aggregate amount of consideration paid by E2open was allocated to Amber’s net tangible assets and intangible assets based on their estimated fair values. The excess of the purchase price over the value of the net tangible assets and intangible assets was recorded as goodwill.

($ in millions)
Purchase consideration	428.6

Accounts payable	2.1
Accrued expenses and other liabilities	6.9
Deferred revenue	29.9
Other long-term liabilities	29.2
Total liabilities assumed	68.1

Total equity and liabilities	496.7

Cash and cash equivalents	6.5
Accounts receivable	19.2
Prepaid expenses and other current assets	2.1
Fixed assets	3.2
Other non-current assets	1.3
Tangible assets	32.3

Content library	57.0
Customer relationships	103.1
Technology	41.0
Identifiable intangible assets	201.1

Goodwill	263.3

Total assets	496.7

4.Adjustments	to Pro Forma Condensed Combined Balance Sheet

Explanations of the adjustments to the pro forma balance sheet are as follows:

(A)	Represents adjustments to cash due to the following inflows and outflows as a result of the Business Combination. The cost associated with any repayment of E2open debt is dependent on the manner in which the debt is paid off; the amount reflected herein represents the highest estimated potential fee:

New term loan debt	525.0
CC trust account	414.0
PIPE investment	695.0
Forward purchase agreement	200.0
Buyer transaction costs	(47.5)
Debt financing costs	(19.6)
Seller expenses	(38.1)
CCNB1 shareholder redemption	(0.1)
Repay E2open debt and line of credit	(959.9)
Cash to existing owners of E2open	(601.1)
Total	167.7

(B)	Reflects the release of $414.0 million of cash and cash equivalents held in the Trust Account that become available for transaction consideration, transaction expenses, underwriting commission, redemption of CCNB1 Public Shares, and the operating activities of CCNB1 following the Business Combination.
(C)	Represents the adjustment for the estimated preliminary purchase price allocation for the E2open business resulting from the Business Combination. The preliminary calculation of total consideration and allocation of the purchase price to the fair value of E2open’s assets acquired and liabilities assumed is presented below as if the Business Combination was consummated on September 30, 2020. See Note 4(F) for discussion of the contingent consideration from Tax Receivable Agreement. The Company has not completed its evaluation of the fair value of assets acquired and the liabilities assumed and, accordingly, the adjustments to record the assets acquired and liabilities assumed at fair value reflect the best estimates of the Company based on the information currently available and are subject to change once additional analyses are completed. Potential differences may include, but are not limited to, changes in balance sheet as of the IPO date which may change the allocation to intangible assets and change in fair value of property, plant, and equipment.

The following is a preliminary estimate of the fair value of consideration expected to be transferred in the Business Combination.

($ in millions)	Pro Forma Combined
Equity consideration paid to existing E2open ownership in CCNB1 (Class A common shares)	433.0
Cash Consideration to existing owners of E2open, net of $25.8 million post combination expense	575.3
Cash paid for seller transaction costs	38.1
Cash repayment of debt	959.9
Contingent consideration	147.1
Fair value of tax receivable agreement liability	33.0
Total consideration	2,186.4
Current assets	284.8
Property and equipment, net	38.0
Non-current assets	14.5
Intangible assets	850.0
Goodwill	2,224.2
Notes payable and capital lease obligations	(517.4)
Current liabilities	(143.9)
Non-current liabilities	(207.8)
Fair value of Flow-Through Sellers' noncontrolling interest	(356.0)
Net assets acquired	2,186.4

Intangible Assets: The following describes intangible assets that met either the separability criterion or the contractual-legal criterion described in ASC 805, and the anticipated valuation approach. The trademark and trade name intangible assets represent the trade names that E2open originated or acquired which was valued using the relief-from-royalty method. The customer relationships intangible asset represents the existing customer relationships of E2open that was estimated by applying the with-and-without methodology, a form of the income approach. The developed technology intangible asset represents technology acquired or developed by E2open for the purpose of generating income for E2open, which was valued using the multi-period excess earnings method, a form of income approach considering technology migration. The content library represents the content contributed by network participants to the E2open business network and was valued using replacement cost method.

($ in millions)	Weighted average useful life (years)	Fair value

Indefinite- lived
Trademark / trade name	n/a	110.0

Definite-lived
Customer relationships	20	310.0
Technology	6	380.0
Content library	10	50.0
Total		850.0

Goodwill: Approximately $2,224.2 million has been allocated to goodwill. Goodwill represents the excess of the gross consideration transferred over the estimated fair value of the underlying net tangible and identifiable intangible assets acquired. Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as separate identifiable intangible assets. Goodwill represents future economic benefits arising from acquiring E2open primarily due to its strong market position and its assembled workforce that are not individually identified and separately recognized as intangible assets.

In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill and indefinite lived intangible assets related to certain acquired brands will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event management of the combined company determines that the value of goodwill and/or indefinite/finite lived intangible assets has become impaired, an accounting charge for impairment during the quarter in which the determination is made may be recognized.

(D)	Represents adjustments to long-term debt due to the following inflows and outflows as a result of the Business Combination:

	Current	Long-term	Total
Record new debt	5.3	519.7	525.0
New deferred finance costs	-	(19.6)	(19.6)
Repay E2open debt	(46.4)	(898.5)	(944.9)
Repay E2open line of credit	(15.0)	-	(15.0)
Eliminate E2open historical deferred finance costs	-	17.3	17.3
Transaction Accounting Adjustment	(56.1)	(381.1)	(437.2)

(E)	Reflects a reduction in deferred revenues related to the estimated fair value of the acquired deferred revenue related to the Business Combination. The adjustment is based on fair value estimates for deferred revenue, adjusted for costs to fulfill the liabilities assumed, plus normal profit margin. The difference between this adjusted deferred revenue at fair value and E2open’s historical deferred revenue results in a revenue reduction on a pro forma basis.

(F)	The Company is a party to a tax receivable agreement. Under the terms of that agreement, the Company generally will be required to pay to the Flow-Through Sellers and/or Blocker Sellers, as applicable, 85% of the applicable cash savings, if any, of U.S. federal and state income tax that the Company is deemed to realize in certain circumstances, including as a result of (i) certain increases in tax basis resulting from the Business Combination, (ii) certain pre-existing tax attributes of Blockers existing prior to the Business Combination, and (iii) tax benefits attributable to payments made under the Tax Receivable Agreement. The Company generally will retain the benefit of the remaining 15% of the applicable tax savings.

The estimate of the fair value of the Tax Receivable Agreement contingent consideration is subject to additional analyses. The adjustments to the Tax Receivable Agreement will be recorded as an adjustment to goodwill. The Company anticipates that it will account for the income tax effects resulting from future taxable exchanges of Common Units by the Flow-Through Sellers for shares of Class A common stock or the cash equivalent thereof by recognizing an increase in deferred tax assets, based on enacted tax rates at the date of each exchange. Further, the Company intends to evaluate the likelihood that it will realize the benefit represented by the deferred tax asset, and, to the extent that it estimates that it is more likely than not that the Company will not realize the benefit, the Company will reduce the carrying amount of the deferred tax asset with a valuation allowance.

(G)	Reflects the payment of $15.4 million of deferred underwriters’ and legal fees incurred by the Company.

(H)	Represents adjustments to reflect applicable deferred taxes. Refer to Note 4(C) for the purchase price allocation. The deferred taxes are primarily related to the difference between the financial statement and tax basis in the E2open partnership interests and acquired tax attributes of the Blockers. This basis difference primarily results from the Business Combination where CCNB1 recorded a fair market value basis on all assets for financial accounting purposes and a fair value step-up on a portion of the assets for income tax purposes. The $143.3 million adjustment related to the deferred tax liability is assuming: (1) the GAAP balance sheet as of September 30, 2020 adjusted for the pro forma entries described herein, (2) estimated tax basis as of September 30, 2020 adjusted for the pro forma entries described herein, (3) a federal income tax rate of 21.0% and a blended state tax rate of 3.0%(net of federal benefit), and (4) no material changes in tax law.

	Adjustments to historical equity	New equity structure	Other items	Pro forma adjustments
Common stock ($0.00001 par value)	-	0.0	-	0.0
Additional paid-in capital	(443.3)	1,870.0	(185.6)	1,241.1
Accumulated deficit	286.8	-	(76.6)	210.2
Accumulated other comprehensive loss	0.8	-	-	0.8
Stockholders' equity	(155.7)	1,870.0	(262.2)	1,452.1

(I)	The following table summarizes the pro forma adjustments impacting equity (amounts in thousands):

Adjustments to Historical Equity: Represents the elimination of E2open’s historical equity.

New Equity Structure: Represents the controlling interest of 187,044,312 shares at a per share price of $10.00 and par value of $0.00001.

Other items: Reflects the non-recurring transaction-related expenses of $76.6 million, including estimated acquisition costs of $59.4 million and the acceleration of debt financing costs upon repayment of $17.2 million, and the adjustment to additional paid-in capital related to the application of purchase accounting.

(J)	Represents the pro forma adjustment to record noncontrolling interest in E2open Holdings of 16.0%.

(K)	Reflects a contingent consideration liability in the amount of $147.1 million due to the issuance of two tranches of certain restricted Class B-1 and B-2 shares in CCNB1 and Series 1 RCU and Series 2 RCU in E2open Holdings as part of the Business Combination. These shares and units will be issued on a proportional basis to each holder of Class A Shares in CCNB1 and common units of E2open as reflected upon the consummation of the transactions contemplated by the Business Combination Agreement. The first tranche represents the issuance of a combination of 10 million shares of restricted Class B-1 shares and Series 1 RCUs that vest upon the Series 1 Vesting Event being met. The second tranche represents the issuance of a combination of 6.0 million shares of restricted Class B-2 shares and Series 2 RCUs that vest upon the Series 2 Vesting Event being met. These restricted shares and units are treated as a contingent consideration liability under ASC 805 and fair valued.

5.Adjustments	to Pro Forma Condensed Combined Statements of Operations

Explanations of the adjustments to the pro forma statement of operations are as follows:

(AA)	Reflects a reduction in revenues related to the estimated fair value of the acquired deferred revenue related to the Business Combination. The adjustment is based on fair value estimates for deferred revenue, adjusted for costs to fulfill the liabilities assumed, plus normal profit margin. The difference between this adjusted deferred revenue at fair value and E2open’s historical deferred revenue results in a revenue reduction on a pro forma basis.

(BB)	Represents adjustments to incorporate estimated additional tangible and intangible assets depreciation and amortization for the step-up basis from purchase price accounting (“PPA”) at the closing of the Business Combination. This pro forma adjustment has been proposed assuming the Business Combination happened on January 1, 2019. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the pro forma change in amortization expenses that is adjusted to administrative expenses:

in millions)	Weighted average useful life (years)	Fair value

Indefinite- lived
Trademark / trade name	n/a	110.0

Definite-lived
Customer relationships	20	310.0
Technology	6	380.0
Content library	10	50.0
Total		850.0

($ in millions)	Weighted average useful life (years)	Fair value	Amortization Expense for the period from Inception to September 30, 2020	Amortization Expense for the twelve months ended December 31, 2019

Indefinite-lived trademark / trade name	n/a	110.0	n/a	n/a
Customer relationships	20	310.0	11.6	15.5
Technology	6	380.0	47.5	63.3
Content library	10	50.0	3.8	5.0
Total		850.0	62.9	83.8

Cost of revenue			24.5	32.6
Less: Historical amortization expenses, cost of revenue			15.4	19.8
Pro forma adjustments, cost of revenue			9.1	12.8

Operating expense			38.4	51.2
Less: Historical amortization expenses, operating expense			25.4	31.1
Pro forma adjustments, operating expense			13.0	20.1

(CC) Reflects transaction-related costs incurred and expected to be incurred by E2open and CCNB1 related to the Business Combination as if it was consummated on January 1, 2019. These transaction-related costs are non-recurring. Pro forma transaction related costs adjustment of $58.0 million in the twelve months ended December 31, 2019 includes $2.2 million incurred and expensed in the nine months ended September 30, 2020 pushed back to the twelve months ended December 31, 2019, and excludes $1.4 million of transaction-related costs already expensed in the twelve months ended December 31, 2019.

(DD) Represents estimated differences in interest expense and deferred finance charges as a result of incurring new debt and extinguishing historical E2open debt. The estimated interest rate of the new debt is 4.00%.

($ in millions)	From Inception to September 30, 2020	Twelve months ended December 31, 2019

Eliminate historical interest expense	53.1	66.7
Record interest on new debt	(13.7)	(18.2)
Transaction accounting adjustments	39.4	48.5

Includes the elimination of interest income on the CCNB1 trust account of $39 thousand.

(EE) Represents the income tax effect of the pro forma adjustments calculated using a blended statutory income tax rate of 24.00% applied to the loss before income tax benefit applicable to the controlling interest. The effective tax rate of the combined company could be significantly different as the legal entity structure and activities of the combined company are integrated.

(FF) Represents the adjustment to present noncontrolling interest in E2open. Noncontrolling interest is 16.0%.

(GG) Represents post combination compensation expense as a result of the modification of Class A Units and Common B Units of Opco to accelerate unvested awards as of the transaction date for the benefit of the acquirer that would not have otherwise vested per the original terms of the Opco Unit Option Plan. As it is for the benefit of the acquirer, it does not represent purchase consideration and we have included in our pro forma income statement as if the business combination consummated on January 1, 2019 because the modification is effective on the date of the transaction.

6.Pro	Forma Earnings Per Share Information

As a result of the Business Combination, both the pro forma basic and diluted number of shares are reflective of 187,044,312 shares of Class A common stock outstanding.

	Pro Forma Combined
	Nine months ended September 30, 2020	Twelve months ended December 31, 2019
Net loss attributable to controlling interest ($ in millions)	(50.8)	(149.6)
Weighted average shares outstanding, controlling (shares in millions)	187.0	187.0
Loss per share (basic)	(0.27)	(0.80)
Loss per share (diluted)	(0.27)	(0.80)

Earnings per share exclude warrants and contingently issuable shares that would be anti-dilutive to pro forma EPS, including (i) 13,800,000 redeemable warrants to purchase Class A ordinary shares of CCNB1 offered by CCNB1 in its initial public offering, (ii) 10,280,000 warrants to purchase Class A ordinary shares of CCNB1 that were issued to the Sponsor concurrently with the IPO, (iii) 5,000,000 redeemable warrants that will be issued at the close of the Business Combination as part of the Forward Purchase Agreement, (iv) 2,500,000 unvested Restricted Sponsor Shares, held by the Sponsor and CCNB1 Independent Directors, which convert into shares of Class A common stock in accordance with the Certificate of Incorporation and the Sponsor Side Letter Agreement, (v) 18,500,000 Flow-Through Seller non-voting unvested Restricted Common Units, and (vi) 35,636,680 Common Units owned by the Flow- Through Sellers that are exchangeable (together with the cancellation of an equal number of shares of voting, non-economic Class V common stock) into Class A common stock.